UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010 (February 15, 2010)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices) (Zip Code)

806-771-5212
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2010, Xfone, Inc. (“Xfone”) granted the following options to two of its officers under its 2007 Stock Incentive Plan:

1.
Guy Nissenson, Xfone’s President, Chief Executive Officer and director was granted options to purchase 1,500,000 shares of Xfone’s common stock, fully vested, exercisable at $1.10 per share and expiring five years from the date of grant.

2.
Niv Krikov, Xfone’s Chief Financial Officer, was granted options to purchase 400,000 shares of Xfone’s common stock, exercisable at $1.10 per share and expiring seven years from the grant date. The options will vest as to 25% of the underlying shares 12 months from the date of grant.  The remaining 75% of the options shall vest in equal quarterly installments after 15 months from the date of grant. In the event of a change of control of Xfone, any unvested and outstanding portion of the options shall immediately and fully vest.

The grant of these options was recommended by Xfone’s Compensation Committee and approved by Xfone’s Board of Directors.

Item 8.01 Other Events

In addition to the options described under Item 5.02 of this Current Report on Form 8-K, Xfone granted an aggregate of 1,372,500 options to purchase shares of Xfone’s common stock to other employees of Xfone and its subsidiaries.  Each such option is exercisable at $1.10 per share and expires seven years from the date of grant.  Of these options, 85,000 options are fully vested on the date of grant, and the remaining 1,287,500 options will vest as to 25% of the underlying shares 12 months from the date of grant, with the remaining 75% of the options vesting in equal quarterly installments after 15 months from the date of grant. Additionally, 125,000 of the options will immediately and fully vest in the event of a change in control of Xfone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: February 16, 2010	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director